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                                                                    EXHIBIT 99.1


      DOCUMENT SCIENCES CORPORATION ANNOUNCES FINAL RESULTS OF TENDER OFFER
                    FOR 6 MILLION SHARES OF ITS COMMON STOCK


CARLSBAD, CA - April 5, 2001 - Document Sciences Corporation (Nasdaq: DOCX), today announced the final results for its $2.00 per share cash tender offer for
6.0 million shares, or approximately 55% of its outstanding common stock. The offer, which was oversubscribed, expired at 5:00 p.m., Pacific Time, on March 23, 2001.

According to the final count, 8,322,040 shares were tendered and not withdrawn. We accepted properly tendered shares on a pro rata basis, with a proration factor, after purchasing all "odd lots," of approximately 72.1%. Payment for accepted shares, and return of all other tendered shares, will be made this week by the depositary.

As of March 23, 2001, we had approximately 10.9 million shares of common stock issued and outstanding. As a result of the offer, we will have approximately 4.9 million shares of common stock issued and outstanding as of the time immediately following payment for the accepted shares. In addition, we presently anticipate exercising our option to purchase approximately 1.1 million additional shares of our common stock from Xerox at $2.00 per share to reduce its ownership to 19.9% of our outstanding common stock.

INFORMATION ABOUT DOCUMENT SCIENCES

         Document Sciences Corporation develops and markets software solutions that enable an enterprise to better communicate with their customers, through both Automated Personal Portals on the web and high-quality personalized documents that can be printed, viewed on demand, or distributed electronically in high volume. Approximately 600 customers worldwide use Document Sciences' products in insurance; banking and financial services; managed-care; telecommunications; utilities; and commercial print service bureaus. Customers include more than 60 Fortune 500 companies. Based in Carlsbad, California, with regional locations across the U.S. and a European subsidiary in Paris, France, the Company also markets its products in Australia, New Zealand, Brazil, Argentina and Chile. For more information about Document Sciences Corporation, visit www.docscience.com.

         This press release contains certain forward-looking statements, including statements made with respect to the commencement of and the potential terms of the proposed self-tender offer. Words such as "plan," "will," "anticipate," "intend," "increasing," "pursue," "provide," "begin," "should," "would," "focus," "believe," "expect," "continue," and "plan," or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this press release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (i) exercise of the option to purchase additional shares from Xerox Corporation; (ii) changes in our stock price; (iii) changes in our operating results; (iv) the market for document automation software; (v) continued expansion of our professional services; (vi) market acceptance of our existing products and introduction of new products and enhancements to existing products; (vii) maintaining our relationships with Xerox; and/or (viii) changes in general economic and business conditions. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further set forth under the headings "Purpose of the Offer; Certain Effects of the Offer;" and "Forward-Looking Information" in our Schedule TO filed with the Securities & Exchange Commission on February 16, 2001;" and under the heading "Risk Factors" in our Form 10-K for its fiscal year ended December 31, 2000.